Exhibit 12
                              Idaho Power Company
                       Consolidated Financial Information

                       Ratio of Earnings to Fixed Charges


                                                   Twelve Months Ended December 31,
                                                        (Thousands of Dollars)
                                                  1990       1991       1992       1993       1994       1995
Computation of Ratio of Earnings to
 Fixed Charges:
   Consolidated net income                      $ 69,241   $ 57,872   $ 59,990   $ 84,464   $ 74,930   $ 86,921

Income taxes:
  Income taxes (includes amounts charged
    to  other  income  and deductions)            26,418     24,321     24,601     38,057     35,307     49,497
   Investment  tax  credit adjustment             (3,184)    (3,177)    (1,439)    (1,583)    (1,064)    (1,086)

      Total  income  taxes                        23,234     21,144     23,162     36,474     34,243     48,412

Income  before  income  taxes                     92,475     79,016     82,152    120,938    109,173    135,333

Fixed Charges:
   Interest  on  long-term debt                   50,119     54,370     53,408     53,706     51,173     51,146
  Amortization of debt discount,
     expense  and  premium  -  net                   309        374        392        507        567        567
     Interest  on  short-term  bank  loans         1,027        935        647        220      1,157      3,144
    Other  interest                                2,259      3,297      1,011      2,023      1,537      1,598
    Interest  portion  of  rentals                   902        884        683      1,077        794        925

      Total  fixed  charges                       54,616     59,860     56,141     57,533     55,228     57,381

Earnings  -  as  defined                        $147,091   $138,876   $139,293   $178,471   $164,401   $192,714

Ratio  of  earnings  to  fixed charges             2.69X      2.32X      2.48X      3.10X      2.98X      3.36X